EXHIBIT 99.1

For Immediate Release

Nextel Partners, Inc.
4500 Carillon Point Kirkland, WA 98033 (425) 576-3600

Contacts:

Investors:  Alice Kang  (425) 576-3696

Media: Susan Johnston (425) 576-3617

Nextel Partners Announces Expiration of Tender Offer Consent Period

and Closing of Private Placement

KIRKLAND, Wash. — June 23, 2003 — Nextel Partners, Inc. (NASDAQ: NXTP) announced today that the previously announced consent solicitation commenced in connection with its tender offer for its 14% Senior Discount Notes due 2009 (the “14% Notes,” CUSIP No. 65333FAC1) expired at 5:00 p.m., New York City time, on June 20, 2003 (the “Consent Date”), and that Nextel Partners has accepted for purchase approximately $375.8 million aggregate principal amount at maturity of the 14% Notes, representing approximately 94% of the total principal amount at maturity of the 14% Notes.  Nextel Partners has paid $1,059.35 per $1,000 principal value at maturity of the 14% Notes for all such 14% Notes tendered before the Consent Date, or total consideration of approximately $398.1 million.  Nextel Partners has also received the consents necessary to amend the indenture governing the 14% Notes to eliminate certain restrictive covenants and certain related event of default provisions.

The tender offer expires at 5:00 p.m., New York City time, on July 10, 2003 unless extended by Nextel Partners.  Holders who validly tender their 14% Notes prior to expiration of the tender offer will receive $1,034.35 per $1,000 face value at maturity of the 14% Notes tendered.  The tender offer is being made solely upon the terms and is subject to the conditions set forth in an Offer to Purchase and Consent Solicitation Statement dated June 12, 2003.  This announcement is not an offer to purchase, nor a solicitation of an offer to purchase, with respect to any 14% Notes.

The 14% Notes were purchased with the net proceeds from Nextel Partners’ private placement of $450 million 8% Senior Notes due 2011 (the “8% Notes”), which closed today.  The offer and sale of the 8% Notes were not registered under the Securities Act of 1933, as amended (the “Securities Act”), and the 8% Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

A more comprehensive description of the tender offer can be found in the Offer to Purchase and Consent Solicitation Statement dated June 12, 2003.  Nextel Partners has retained Credit Suisse First Boston LLC and Morgan Stanley & Co. Incorporated to serve as the dealer managers, and Mellon Investor Services to serve as the information agent for the tender offer.  Requests for documents may be directed to Mellon Investor Services by telephone at (800) 522-6645 or (917) 320-6286, or in writing at 44 Wall Street, 7th Floor, New York, New York 10005.  Questions regarding the tender offer should be directed to Credit Suisse First Boston at (800) 820-1653 or (212) 538-8474, attention:  Liability Management Group, or Morgan Stanley at (800) 624-1808 or (212) 761-1123, attention: Jeff Kelly.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments.  The words “believe,” “expect,” “intend,” “estimate,” “assume” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel Partners’ actual future experience involving any one or more of such matters and subject areas.  Nextel Partners has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from Nextel Partners’ current expectations regarding the relevant matter or subject area.  Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, competitive conditions, customer acceptance of our services, the completion of our network build-out, access to sufficient capital to meet operating and financing needs and those additional factors that are described from time to time in Nextel Partners’ reports filed with the SEC, including Nextel Partners’ annual report on Form 10-K for the year ended December 31, 2002 and its quarterly filings on Form 10-Q.  This press release speaks only as of its date, and Nextel Partners disclaims any duty to update the information herein.

Nextel Partners has the exclusive right to provide digital wireless communications services using the Nextel brand name in 31 states where approximately 53 million people reside.  Nextel Partners offers its customers the same fully integrated, digital wireless communications services available from Nextel Communications (Nextel) including digital cellular, text and numeric messaging, wireless Internet access and Nextel Direct Connect® digital walkie-talkie, all in a single wireless phone.  Nextel Partners customers can seamlessly access these services anywhere on Nextel’s or Nextel Partners’ all-digital wireless network, which currently covers 198 of the top 200 U.S. markets.  To learn more about Nextel Partners, visit www.nextelpartners.com.  To learn more about Nextel’s services, visit www.nextel.com.

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